Exhibit 4.3

AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

WHEREAS, effective as of May 2, 2014 (the “Effective Date”), Teladoc, Inc., a Delaware corporation (“Purchaser”) and David E. Lindsey (“Member Representative”) executed that certain Subordinated Promissory Note in the original principal amount of Three Million Five Hundred thousand Dollars ($3,500,000) (the “Original Note”) payable by Purchaser to the order of the persons listed on Schedule I attached hereto (collectively, the “Members”);

WHEREAS, Purchaser and Member Representative desire to amend and restate the Original Note to, among other things, extend the date for payments thereunder, as more particularly set forth herein.

NOW THEREFORE, Purchaser and Member Representative, declaring their intention to enter into and be bound hereby, and for the good and valuable consideration set forth below, hereby covenant and agree that the Original Note is hereby amended and restated in its entirety as follows:

For value received, Purchaser promises to pay in accordance with the terms hereof to Member Representative the initial principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), or such other principal amount as to which the initial principal amount is adjusted from time to time as hereinafter set forth in this Note (the “Principal Amount”), together with interest on the outstanding Principal Amount at an annual rate equal to the rate specified in Section 3 of this Note, but subject to offset in accordance with Section 2 below. This Amended and Restated Subordinated Promissory Note (the “Note”) amends, restates (but does not extinguish) and evidences the outstanding indebtedness evidenced by the Original Note.

1.                                      General. Purchaser and Member Representative agree that (a) this Note is being given by Purchaser to Member Representative in connection with that certain Agreement and Plan of Merger dated May 1, 2014, by and among Purchaser, the Member Representative, AmeriDoc, LLC, a Florida limited liability company, and the Members (the “AmeriDoc Merger Agreement”), and that certain Agreement and Plan of Merger dated May 1, 2014, by and among Purchaser, the Member Representative, TeleMedServices, LLC, a Texas limited liability company, and the Members (the “TeleMedServices Merger Agreement,” and together with the AmeriDoc Merger Agreement, the “Merger Agreements,” and each a “Merger Agreement”), and (b) the Principal Amount (but not any interest) under this Note is subject to offset and adjustment in accordance with Section 2 below. Capitalized terms used but not defined herein have the respective meanings given to such terms in the applicable Merger Agreement.

2.                                      Payments of Principal Amount; Offset. The Principal Amount shall be due and payable in installments on the dates set forth in the remainder of this Section 2. If any payment shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

(a)                                 Claims Against Principal Amount. If at any time on or prior to 5:00 p.m., Central Time, on the date that is eighteen (18) months following the Effective Date (the “Final Claim Date”), Purchaser (on behalf of itself or any other Purchaser Indemnitee) shall assert a claim (a “Claim”) (x) for indemnification pursuant to Section 9.02 of the AmeriDoc Merger Agreement or Section 9.02 of the TeleMedServices Merger Agreement, or (y) for offset against the Principal Amount in respect of a Post-Closing Adjustment due pursuant to Section 2.07(c) of the AmeriDoc Merger Agreement, then Purchaser shall submit to the Member Representative a written claim (a “Claim Notice”) stating: (i) the facts and circumstances giving rise to the Claim, (ii) the basis for such Claim under the AmeriDoc Merger Agreement or the TeleMedServices Merger Agreement, (iii) to the extent possible, an estimate of the portion of the Principal Amount which Purchaser or the applicable Purchaser Indemnitee reasonably believes it is entitled to offset in respect of the Claim pursuant to Section 9.02 or Section 2.07(c) of the AmeriDoc Merger Agreement or Section 9.02 of the TeleMedServices Merger Agreement (the “Claimed Amount”).

(b)                                 Resolution of Asserted Claims. If the Member Representative does not deliver to Purchaser a written notice (a “Claim Objection”) specifying the basis upon which the Member Representative disputes the Claim Notice or any portion of the Claimed Amount that the Member Representative objects to being offset by Purchaser (on behalf of itself or any other Purchaser Indemnitee), within twenty (20) days after the date of receipt of such Claim Notice, then (i) the Member Representative shall be conclusively deemed to have acknowledged the correctness of the Claim Notice, and (ii) and, automatically upon the expiration of such twenty (20) day period, the Principal Amount shall be offset by any portion of the Claimed Amount specified in such Claim Notice with respect to which the Member Representative did not timely submit a Claim Objection. For purposes of this Note, the term “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

(c)                                  Resolution of Disputed Claims Against Principal Amount. If the Member Representative delivers to Purchaser a Claim Objection at any time on or prior to twenty (20) days after the date of receipt of a Claim Notice, then the Principal Amount shall not be offset by the portion of the Claimed Amount objected to in such Claim Objection unless and until Purchaser has received either: (i) a certificate signed on behalf of Purchaser and the Member Representative certifying the resolution of the amount of the asserted Claim in dispute and stating a specified amount of the Claimed Amount to the Members, Purchaser or any Purchaser Indemnitee is entitled in respect of such Claim; or (ii) a certified copy of a final, binding and nonappealable judgment of a court of competent jurisdiction determining the amount of the asserted Claim in dispute and that the Members, the Purchaser or any Purchaser Indemnitee is entitled to such amount (each of the items delivered to Purchaser pursuant to the foregoing clauses (i) and (ii), a “Certification”). Upon receipt of any such Certification, the Claim shall be treated as a resolved undisputed Claim and up the receipt of such Certification, (i) if the Certification provides that Purchaser or any Purchaser Indemnitee is entitled to any portion of the Claimed Amount, the Principal Amount Shall automatically be offset by the portion of the Claimed Amount to which it is so entitled, and (ii) if the Certification provides that the Members are entitled to any portion of the Claimed Amount and is received by Purchaser on or after the Payment Date (defined below), Purchaser shall, within three (3) Business Days following the receipt of such Certification and subject to and only to the extent provided by Section  2(g), pay to the Members a portion of the Principal Amount equal to the Claimed Amount (together with accrued and unpaid interest thereon) to which the Members are so entitled. All remaining portions of the Principal Amount shall be retained by Purchaser and continue to accrue interest until paid or offset in accordance with this Section 2(c), or Section 2(g), as applicable.

Notwithstanding anything herein to the contrary, in the event that it is finally determined (in accordance with Section 2.07(d) of the Ameridoc Merger Agreement) that any amounts are due to Purchaser pursuant to Section 2.07(c) of the Ameridoc Merger Agreement, the parties will be automatically deemed to have delivered to Purchaser a Certification to offset such amounts against the Principal Amount.

(d)                                 Deadline for Claims. Purchaser shall not (either on behalf of itself or any other Purchaser Indemnitee) be entitled to assert any Claim for offset against the Principal Amount after the Final Claim Date; provided, however, that any Claim which is the subject of a Claim Notice submitted to the Member Representative in accordance with Section 2(a) on or prior to the Final Claim Date (whether or not formal legal action has been commenced based upon such Claim and whether or not damages have actually been incurred) shall continue, subject to final resolution as provided in Section 2(c).

(e)                                  Intentionally Omitted.

(f)                                   Intentionally Omitted.

(g)                                  Payment of the Principal Amount On and After Payment Date. On the date (the “Payment Date”) that is the earliest of (i) three (3) Business Days following the receipt, on or after April 30, 2016, by Purchaser of a written demand from Member Representative that Purchaser pay to the Members the entire portion of the Principal Amount to which the Members are then entitled pursuant to this Section 2(g), (ii) the election by Purchaser to prepay in accordance with Section 6 the entire portion of the Principal Amount to which the Members are then entitled pursuant to this Section  2(g), or (iii) April 30, 2017, Purchaser shall pay to the Members a portion of the Principal Amount equal to the then-outstanding Principal Amount, minus the aggregate amount of any pending unresolved Claims for which Claims Notices have been submitted pursuant to Section 2(a), plus all accrued and unpaid interest on such amount. Thereafter, to the extent any such Claim is resolved (in accordance with Section 2(c) in favor of the Members, the portion of the Principal Amount being held in respect of such Claim (plus all accrued and unpaid interest thereon) shall be paid by Purchaser to the Members within three (3) Business Days following such resolution, but only to the extent such disbursement does not cause the balance of the Principal Amount to be (or remain) less than the aggregate amount of any then-unresolved Claims for which Claims Notices have been submitted pursuant to Section 2(a) prior to the Final Claim Date.

3.                                      Interest. Interest on this Note shall accrue at a simple interest rate of ten percent (10%) per annum and will be calculated on the basis of a 365-day year, based on the actual number of days elapsed. On December 15, 2014, Purchaser shall prepay all interest on the outstanding principal of this Note for the period from and including the Effective Date to and including December 31, 2014. Thereafter, all accrued and unpaid interest shall be due and payable on each annual anniversary of the Effective Date, and at such other times as Purchaser is required to pay to the Members any portion of the Principal Amount hereunder, all accrued and unpaid interest with respect to such portion of the Principal Amount shall simultaneously be due and payable to the Members. Provided, at any time any portion of the Principal Amount is not paid within five (5) days following the date such amount is due, including if such payment is not permitted to be paid pursuant to the Subordination Agreement (defined below), such unpaid portion of the Principal Amount shall bear interest at the lesser of 15% per annum or the highest interest rate permitted under applicable law.

4.                                      Division of Payments. All payments of the Principal Amount and interest to the Members hereunder shall be paid to the accounts and in proportion to the respective Membership Interests set forth on Schedule I attached hereto.

5.                                      Subordination. Notwithstanding anything herein to the contrary, this Note is subject in all respects to that certain Subordination Agreement dated of even date herewith (as the same may be amended from time to time, the “Subordination Agreement”) by and among Purchaser, Member Representative and Silicon Valley Bank, a California corporation, the terms of which are incorporated herein by reference. In the event of a conflict between the terms of this Note and the Subordination Agreement, the Subordination Agreement shall prevail. No breach or default of this Note shall occur in the event that payments of the Principal Amount or interest under this Note are restricted or prohibited pursuant to the Subordinated Agreement.

6.                                      Prepayment. At any time on or after April 30, 2016, Purchaser may, without premium or penalty, at any time and from time to time, prepay all or any portion of the then-outstanding principal balance of this Note, provided that each such prepayment is accompanied by accrued interest on the amount of the principal prepaid calculated to the date of such prepayment.

7.                                      Attorneys’ Fees and Other Collection Costs. Purchaser shall pay all of Member Representative’s reasonable out-of-pocket expenses actually incurred to enforce or collect any of the obligations under this Note including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

8.                                      Default. If any of the following occurs, a default (“Default”) under this Note shall exist:

(a)                                 Nonpayment. The failure of timely payment of the obligations under (1) this Note, however denominated, or (2) any agreements between Purchaser and Silicon Valley Bank, a California corporation (subject to any applicable notice and cure period set forth therein).

(b)                                 Nonperformance. Except as provided in Section 8(a) above, any material breach of the provision of (1) this Note which continues after thirty (30) days following written notice from the Member Representative, or (2) any agreement between Purchaser and Silicon Valley Bank, a California corporation, which continues after thirty (30) days following written notice from Silicon Valley Bank.

(c)                                  Cessation: Bankruptcy. The dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Purchaser or its Subsidiaries, if any.

9.                                      Remedies Upon Default. If a Default occurs under this Note, Member Representative may at any time thereafter, take the following actions:

(a)                                 Acceleration Upon Default. Accelerate the maturity of this Note; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Purchaser, all obligations under this Note shall automatically and immediately be due and payable.

(b)                                 Cumulative. Exercise any rights and remedies provided by law or equity.

10.                               Audited Financial Statements. So long as any Principal Amount or interest under this Note is outstanding, Purchaser shall deliver to Purchaser’s annual audited financial statements to Member Representative promptly following the preparation of such financial statements.

11.                               Representations and Warranties.

(a)                                 Purchaser represents and warrants that it is duly authorized to execute, deliver and perform its obligations under this Note and to otherwise be bound to the terms and conditions of this Note, and to consummate the transactions contemplated hereby.

(b)                                 Member Representative represents and warrants that he has the capacity to execute and deliver this Note, to carry out his obligations under this Note and to consummate the transactions contemplated hereby.

12.                               Usury. This Note is intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of Purchaser and Member Representative to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the indebtedness evidenced by this Note. If the applicable law is ever revised, repealed, or judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Note, or if any prepayment by Purchaser results in Purchaser having paid any interest in excess of that permitted by law, then it is the express intent of Purchaser and Member Representative that all excess amounts theretofore collected by Member Representative be credited on the principal balance of this Note (or, if this Note has been paid in full, refunded to Purchaser), and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectable hereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder. All sums paid, or agreed to be paid, by Purchaser for the use, forbearance, detention, taking, charging, receiving, or reserving of the indebtedness of Purchaser to Member Representative under this Note shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding.

13.                               Non-Negotiable: Assignment. This Note is non-negotiable and may not be assigned, pledged or otherwise transferred in any manner whatsoever by Member Representative without obtaining Purchaser’s prior written consent. Purchaser shall not assign its rights and interest hereunder without the prior written consent of Member Representative, and any attempt by Purchaser to assign without Member Representative’s prior written consent is null and void. Any assignment shall not release Purchaser from the obligations under this Note.

14.                               Entire Agreement. This Note, the Merger Agreements and the Subordination Agreement constitute the sole and entire agreement of the parties to this Note with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15.                               Amendment and Modification; Waiver. This Note may only be amended, modified, supplemented or waived by an agreement in writing signed by Purchaser and the Member Representative. No waiver by Member Representative of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Member Representative in exercising any right, power, or remedy under this Note and other Merger Agreements shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by law, Purchaser Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.

16.                               Governing Law; Waiver of Jury Trial; Venue.

(a)                                 This Note shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS NOTE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER

INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)                                  THE PARTIES HERETO AGREE THAT ALL DISPUTES, ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE MUST BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL DISTRICT COURT LOCATED IN DALLAS COUNTY, TEXAS (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

17.                               Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the 5th day of December, 2014.

PURCHASER:

TELADOC, INC.

By	/s/ Mark Hirschhorn
Name:	Mark Hirschhorn
Title:	Chief Financial Officer

MEMBER REPRESENTATIVE:

/s/ David E. Lindsey

David E. Lindsey

Schedule I

Members

Member	Membership Interest

David E. Lindsey	100%

Michael R. Thompson	0%

Total	100%